AMENDMENT #2 TO SHAREHOLDER AGREEMENT
                      AND AMENDMENT TO SUPPLEMENT AGREEMENT


This Amendment #2 to the Shareholder Agreement, dated as of July 24, 2000, ("Amendment #2"), is made by and among Interstate Bakeries Corporation, a Delaware corporation ("IBC"), Ralston Purina Company, a Missouri corporation ("Ralston"), and Tower Holding Company, Inc., a Delaware corporation ("Tower Holding"), a wholly owned subsidiary of Ralston and the transferee of all shares of IBC common stock formerly held by VCS Holding Company ("VCS").

This Amendment #2 amends and supplements the Shareholder Agreement by and among IBC, Ralston and VCS, dated July 22, 1995 (the "Shareholder Agreement"), as supplemented and amended by the Supplement to Shareholder Agreement by and among IBC, Ralston and VCS, dated July 25, 1995 (the "Supplement Agreement"), and further supplemented and amended by a Letter Agreement by and among IBC and Ralston, dated July 3, 1997 (the "Letter Agreement"), and further supplemented and amended by the Amendment to Shareholder Agreement by and among IBC, Ralston and Tower Holding, dated March 30, 2000 (the "Amendment to Shareholder Agreement").

Defined terms used herein without definition shall have the meanings ascribed to them in the Shareholder Agreement or the Amendment to Shareholder Agreement.


                                   WITNESSETH


WHEREAS, IBC, Ralston and VCS entered into the Shareholder Agreement to provide certain rights and restrictions with respect to the IBC Equity owned by Ralston; and

WHEREAS, the parties have agreed to enter this Amendment #2 to make certain amendments to the Shareholder Agreement and the Amendment to Shareholder Agreement; and

WHEREAS, the parties agree that by entering this Amendment #2, they acknowledge and confirm that they will continue to be bound by the terms of the Shareholder Agreement, as previously supplemented and amended by the Supplement Agreement, the Letter Agreement and the Amendment to Shareholder Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:


1. The amendment set forth in Section 9 of the Amendment to Shareholder Agreement, which amended Section 4.1(a) of the Shareholder Agreement, is hereby deleted in its entirety and replaced with the following:

"(a) Except for Transfers permitted by Seciton 3.2(a) and (b) and Section 10.6(a), and Transfers to a Person making a tender offer for outstanding IBC Equity which is recommended to shareholders of IBC by the board of directors of IBC, during the term of this Agreement, Ralston and its Affiliates shall not sell any shares of IBC Equity to any Person unless it has first made an offer (the "First Offer") to sell such shares to IBC in accordance with this Article IV and such First Offer shall have been rejected or not accepted within the Applicable Acceptance Period (as hereinafter defined); provided, however, that if Ralston or any of its Affiliates propose to sell a specified number of shares of IBC Equity pursuant to a Transfer permitted by Section 3.2(f) and the First Offer shall have been rejected by IBC, the proposed Transfer by Ralston or its Affiliates may proceed at any time thereafter under Rule 144 without regard to the 20 day period referenced in Section 4.1(d)."


2.     The  amendment  set  forth  in Section 15 of the Amendment to Shareholder
Agreement, which amended Section 10.6 of the Shareholder Agreement, is hereby deleted in its entirety and replaced with the following:

"Section  10.6  -  Maximum  Allowed  Ownership  of  IBC  Securities.

"(a) Ralston and Tower Holding agree to sell, and IBC agrees to purchase, on August 1, 2000, 15,498,000 shares of IBC Stock owned by Ralston and Tower Holding at a price per share equal to the average closing price per share for the IBC Stock trading regular way on the New York Stock Exchange for the most recent 20 consecutive trading days ending on and including July 31, 2000.

"(b) Ralston covenants and agrees that by August 1, 2004, the ownership of IBC Securities by Ralston and its Affiliates shall be not more than 15% of the then total outstanding IBC Securities.

"(c) Ralston covenants and agrees that by August 1, 2005, the ownership of IBC Securities by Ralston and its Affiliates shall be not more than 10% of the then total outstanding IBC Securities.

"(d) In the event that Ralston and its Affiliates do not attain the levels of ownership of IBC Equity provided for in paragraphs (b) and (c) above by the prescribed dates, IBC shall thereafter be entitled to purchase at one time or from time to time, all or any portion of the IBC Equity then owned by Ralston and its Affiliates which would have otherwise been required to have been sold, at a purchase price equal to the IBC Market Price of the IBC Equity."

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3.     Paragraph  4 of the Supplement Agreement is deleted in its entirety and a new  Paragraph  4  inserted  to  read  as  follows:

"If the Chief Executive Officer of IBC notifies RPC that the number of shares of IBC Securities owned by officers, directors and employees who are or would be deemed to be Affiliates of Ralston exceed the amount owned as of August 1, 2000, then Ralston shall immediately take such action necessary (including the delivery of one of its Demand Notices) to divest at least that number of shares of IBC Securities equal to the number of shares owned by such Affiliates in excess of the amount they owed as of August 1, 2000; provided, that the exercise of IBC stock options held on today's date or received in the future by James R. Elsesser shall not be considered an increase in his ownership of IBC Securities."

4. In all other respects, the parties hereby agree that the Shareholder Agreement, the Supplement Agreement, the Letter Agreement and the Amendment to Shareholder Agreement, as amended by this Amendment #2, remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Amendment #2 as of the 24th day of July, 2000.


INTERSTATE  BAKERIES  CORPORATION

By  \s\ Ray Sandy Sutton
     ------------------------------
     Ray  Sandy  Sutton
     Vice  President  &  General  Counsel


RALSTON  PURINA  COMPANY

By   \s\ James M. Neville
     -------------------------------
     James  M.  Neville
     Vice  President  &  Senior  Counsel  -  Law


TOWER  HOLDING  COMPANY,  INC.

By  \s\ Nancy E. Hamilton
     --------------------------------
     Nancy  E.  Hamilton
     Vice  President  &  Secretary